EXHIBIT 16.1

April 13, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dears Sirs/Madams:

We have read Item 4.01 of Form 8-K dated April 7, 2005, of Lanbo Financial Group, Inc. and are in agreement with the statements contained in the first, third, fourth, and fifth paragraphs of 4.01. We have no basis to agree or disagree with the statements made in the second and sixth paragraphs of 4.01.


/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada